Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Names of Subsidiary	Place of Organization	Percentage of Voting Securities Owned

First Technology Services, Inc.	Texas	100%
Abilene, Texas

First Financial Trust & Asset Management Company*	Texas	100%
Abilene, Texas

First Financial Bank*	Texas	100%
Abilene, Texas

First Financial Insurance Agency, Inc.	Texas	100%
Abilene, Texas

FFB Investment Paris Fund, LLC	Texas	100%
Abilene, Texas

FFB Portfolio Management, Inc.	Texas	100%
Abilene, Texas

* Texas charter.